EXHIBIT 4(a)

AMERICAN WATER WORKS COMPANY, INC.
1025 Laurel Oak Road
Voorhees, NJ 08043

                                                                     March 28, 2002

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re:    Undertaking to Supply Instruments Defining the Rights of Security Holders, Including
          Indentures

Gentlemen:

In accordance with Item 601(b)(4)(iii) of Regulation S-K (17 CFR 229.601(b)(4)(iii)), American Water Works Company, Inc., the Registrant, agrees to furnish a copy to the Commission upon request of the following instruments with respect to long-term debt that are not filed as exhibits to its 1934 Act filings because the debt evidenced by those instruments has not been and is not being registered and because the total amount of securities authorized under those instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis:

(a)  Indenture dated as of November 1, 1977 between the Registrant and The Fidelity Bank (name later changed to First Union National Bank), Trustee;

(b)  Second Supplemental Indenture dated as of February 1, 1993 between the Registrant and Fidelity Bank, National Association (name later changed to First Union National Bank); as Trustee; and

(c)  Third Supplemental Indenture dated as of July 2, 1998 between the Registrant and First Union National Bank, as Trustee.

Yo	urs sincerely,

By:	/s/ W. TIMOTHY POHL
W. Timothy Pohl Secretary and General Counsel